                              Exhibit 16.2

November 3, 1999

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


We would like to inform you that we have read the disclosures provided by MDU Communications International, Inc. (formerly known as Alpha Beta Holdings, Ltd.) (comm. file # 0-26053) in its filing of Form 10 S-B, Amendment #1, Exhibit A, and that there are no disagreements regarding the statements made under Item 4--Changes in Registrant's Certifying Accountant.

Sincerely,

/s/ Kish, Leake & Associates P.C.

Kish, Leake & Associates P.C.

                                 EXHIBIT A

CHANGES IN INDEPENDENT ACCOUNTANTS

The following changes of independent accountants have occurred:

1. Kish, Leake & Associates, P.C. were principal independent accountants for Alpha Beta Holdings, Ltd. and audited its balance sheet as at September 30, 1997 and the related statements of operations, cash flows and stockholders' equity for the years ended September 30, 1997 and 1996 and the period July 14, 1995 (inception) through September 30, 1997.

2. Nelson, Mayoka & Company, P.C. were principal independent accountants for Alpha Beta Holdings, Ltd. and audited its balance sheet at September 30, 1998 and the related statements of operations, stockholders' equity and cash flows for the year ended September 30, 1998.

3. Deloitte & Touche LLP were principal independent accountants for MDU Communications International Inc. and audited its balance sheet as at June 30, 1999 and September 30, 1998 and the related consolidated statements of operations, shareholders' deficit and cash flows for the nine months ended June 30, 1999 and the period from inception, March 12, 1998 to September 30, 1998, and is expected to continue as the principal independent accountant. Deloitte & Touche LLP were engaged to be the principal independent accountants on or about August 18, 1999.

In each of the foregoing changes of principal independent accountants:

(i) The former accountant was dismissed. The date of dismissal of Kish, Leake & Associates, P.C. is unknown. Nelson, Mayoka & Company, P.C. were dismissed on or about November 2, 1998, the date Alpha Beta Holdings, Ltd. completed the acquisition of all of the issued and outstanding stock of MDU Communications, Inc.;

(ii) None of the principal accountant's reports on the financial statements described above contained an adverse opinion or disclaimer of opinion and none were modified as to uncertainty, audit scope, or accounting principles;

(iii) The decision to change accountants was approved by the board of directors; and

(iv) There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.